EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 13, 2006 relating to the consolidated balance sheet of the Company as of September 30, 2005 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from June 6, 2005 to September 30, 2005, which appear in the Annual Report on Form 10-K of Sun New Media, Inc. dated January 13, 2006.
/s/ Moors Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong
March 29, 2006